Exhibit 99.3

INDEPENDENCE REALTY TRUST, INC.

Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020. The following unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Mergers and the IRT Common Stock Sale (as defined below) and the assumptions and adjustments described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Introduction

On July 26, 2021, Independence Realty Trust, Inc. (“IRT”), together with its operating partnership, Independence Realty Operating Partnership, LP (“IRT OP”), and IRSTAR Sub, LLC, a wholly-owned subsidiary of IRT (“IRT Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with Steadfast Apartment REIT, Inc. (“STAR”) and its operating partnership, Steadfast Apartment REIT Operating Partnership, L.P. (“STAR OP”).

On the terms, and subject to the conditions of, the Merger Agreement, STAR will merge with and into IRT Merger Sub (the “REIT Merger”), with IRT Merger Sub surviving the REIT Merger as a wholly-owned subsidiary of IRT; and immediately thereafter, STAR OP will merge with and into IRT OP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with IRT OP surviving the Partnership Merger.

In the REIT Merger, each outstanding share of STAR common stock, par value $0.01 per share (“STAR common stock”) will be converted automatically into the right to receive 0.905 (the “Exchange Ratio”) of a newly issued share of IRT common stock, par value $0.01 per share (“IRT common stock”). In the Partnership Merger, each outstanding unit of limited partnership of STAR OP (each, a “STAR OP common unit”) will be converted into the right to receive the Exchange Ratio of a newly issued common unit of limited partnership of IRT OP (each, an “IRT OP common unit”).  Under the agreement of limited partnership of IRT OP, IRT common unitholders may generally tender their IRT common units, in whole or in part, to IRT OP for redemption for a cash amount based on the then market price of an equivalent number of shares of IRT common stock, and IRT may thereupon elect, at its option, to satisfy the redemption by issuing one share of IRT common stock for each IRT common unit tendered for redemption.

Immediately following the Mergers, and assuming issuance by IRT of 16,100,000 shares of IRT Common Stock in full physical settlement of the Forward Sale Agreements described in Note 7 (Equity Offering Adjustments) below prior to consummation of the Mergers (such issuance, the “IRT Common Stock Sale”), the continuing IRT stockholders and continuing IRT OP common unitholders will collectively hold approximately 53% of the sum of the issued and outstanding shares of IRT common stock and IRT OP common units, and former STAR stockholders and former STAR OP common unitholders will hold approximately 47%.

Consummation of the Mergers is subject to customary closing conditions, including, among others, receipt of IRT stockholder approval and STAR stockholder approval, and is expected to occur in the fourth quarter of 2021.

Pro Forma Information

The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting, with IRT treated as the acquiror. In applying the acquisition method of accounting specified by generally accepted accounting principles in the United States of America (“GAAP”) it is necessary to identify the accounting acquiror, which may be different from the legal acquiror. Factors considered in identifying an accounting acquiror include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective stockholders after consummation of a merger and the composition of senior management and the board of directors after consummation of a merger. After consideration of all applicable factors pursuant to GAAP, IRT has been identified as the accounting acquiror of STAR.  Accordingly, the total merger consideration (referred to herein as purchase price) will be allocated to the estimated fair market values of STAR’s assets to be acquired and liabilities to be assumed in the Mergers, with the excess purchase price, if any, allocated to goodwill.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of IRT and the historical consolidated financial statements of STAR as adjusted to give effect to the Mergers and the IRT Common Stock Sale. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Mergers and the IRT Common Stock Sale as if they had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to the Mergers and the IRT Common Stock Sale as if they had occurred on January 1, 2020.

The following unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are based on assumptions and estimates considered appropriate by IRT’s management. The unaudited pro forma adjustments represent IRT management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, IRT’s management believes that the adjustments to the historical financial statements of IRT and STAR are (i) directly attributable to the Mergers and the IRT Common Stock Sale, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results; and IRT’s management believes that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what IRT’s financial condition or results of operations actually would have been if the Mergers and the IRT Common Stock Sale had been consummated as of the dates indicated, nor do they purport to represent IRT's financial position or results of operations for future periods.

The following unaudited pro forma condensed combined financial statements do not reflect any adjustments not otherwise described herein, including adjustments associated with: (1) IRT or STAR real estate acquisitions and dispositions that have closed or may close after September 30, 2021 (including assets identified as held for sale as of September 30, 2021) or the related financing or debt repayments in connection with those acquisitions or dispositions, (2) potential synergies that may be achieved following the Mergers, including potential overall savings in general and administrative expense, or any strategies that IRT’s management may consider in order to continue to efficiently manage IRT’s operations, (3) any integration costs that may be incurred following the consummation of the Mergers, and (4) any integration and other costs which may be necessary to achieve the potential synergies, since the extent of such costs are not reasonably certain. However, such costs could affect the combined results following consummation of the Mergers in the period the costs are incurred or recorded.

As of September 30, 2021
(Dollars in thousands)
	IRT Historical	STAR Historical	Reclassifications	STAR Historical, as reclassified	Merger Transaction Adjustments		Equity Offering Adjustments		Consolidated Pro Forma
			NOTE 3				NOTE 7
ASSETS:
Investments in real estate at cost	$1,904,760	$3,285,266	$(1,683)	$3,283,583	$1,057,681	(A)	$-		$6,246,024
Accumulated depreciation	(223,244)	(480,155)	670	(479,485)	479,485	(B)	-		(223,244)
Investments in real estate, net	1,681,516	2,805,111	(1,013)	2,804,098	1,537,166		-		6,022,780
Real estate held for sale	120,409	60,368	-	60,368	-		-		180,777
Real estate held for development	-	34,871	-	34,871	-		-		34,871
Cash and cash equivalents	8,720	122,108	-	122,108	-		-		130,828
Restricted cash	6,138	38,360	-	38,360	-		-		44,498
Investments in unconsolidated real estate entities	13,561	-	-	-	-		-		13,561
Other assets	15,053	35,230	-	35,230	-		-		50,283
Derivative assets	1,168	-	-	-	-		-		1,168
Goodwill and intangible assets, net	346	125,220	1,013	126,233	(81,772)	(C)	-		44,807
Total Assets	$1,846,911	$3,221,268	$-	$3,221,268	$1,455,394		$-		$6,523,573

LIABILITIES AND EQUITY:
Indebtedness	$996,270	$2,081,557	$-	$2,081,557	$81,507	(D)	$(272,344)	(M)	$2,886,990
Indebtedness associated with real estate held for sale	22,459	53,685	-	53,685	-		$-		76,144
Accounts payable and accrued expenses	39,593	82,149	(17,283)	64,866	34,434	(E)	-		138,893
Accrued interest payable	1,708	-	6,585	6,585	-		-		8,293
Dividends payable	12,648	5,062	-	5,062	-		-		17,710
Derivative liabilities	17,492	-	-	-	-		-		17,492
Other liabilities	6,756	1,303	10,698	12,001	-		-		18,757
Total Liabilities	1,096,926	2,223,756	-	2,223,756	115,941		(272,344)		3,164,279

Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value	-	-	-	-	-		-		-
Common stock, $0.01 par value	1,051	1,102	-	1,102	(105)	(F)	161	(M)	2,209
Additional paid-in capital	965,018	1,609,822	-	1,609,822	616,945	(F)	272,183	(M)	3,463,968
Accumulated other comprehensive income (loss)	(19,507)	-	-	-	-		-		(19,507)
Retained earnings (accumulated deficit)	(200,429)	(712,273)	-	(712,273)	677,839	(F) (E)	-		(234,863)
Total stockholders' equity	746,133	898,651	-	898,651	1,294,679		272,344		3,211,807
Non-controlling interests	3,852	98,861	-	98,861	44,774	(G)	-		147,487
Total Equity	749,985	997,512	-	997,512	1,339,453		272,344		3,359,294
Total Liabilities and equity	$1,846,911	$3,221,268	$-	$3,221,268	$1,455,394		$-		$6,523,573

For the nine months ended September 30, 2021
(Dollars in thousands, except share or per share amounts)	IRT Historical	STAR Historical	Reclassifications	STAR Historical, as reclassified	Merger Transaction Adjustments		Equity Offering Adjustments		Consolidated Pro Forma
			NOTE 3				NOTE 7
REVENUE:
Rental and other property income	$172,689	$257,205	$-	$257,205	$-		$-		$429,894
Other revenue	647	2,219	4,651	6,870	-		-		7,517
Total revenue	173,336	259,424	4,651	264,075	-		-		437,411
EXPENSES:
Property operating expenses	66,300	106,477	718	107,195	-		-		173,495
Property management expenses	6,318	-	12,597	12,597	-		-		18,915
General & administrative expenses	14,168	37,128	(17,460)	19,668	-		-		33,836
Depreciation and amortization	50,699	101,203	-	101,203	(27,009)	(H)	-		124,893
Other expenses	359	(498)	-	(498)	-		-		(139)
Total expenses	137,844	244,310	(4,146)	240,164	(27,009)		-		350,999
Interest expense	(25,644)	(60,174)	-	(60,174)	8,038	(I)	7,149	(M)	(70,631)
Gain on sale of real estate assets, net	11,492	-	-	-	-		-		11,492
Merger and integration costs	(5,276)	-	(4,146)	(4,146)	9,422	(L)	-		-
Interest income	-	252	-	252	-		-		252
Fees and other income from affiliates	-	4,651	(4,651)	-	-		-		-
Net income (loss)	16,064	(40,157)	-	(40,157)	44,469		7,149		27,525
(Income) loss allocated to non-controlling interests	(90)	2,445	-	2,445	(1,466)	(J)	(236)	(J)	653
Net Income (loss) allocable to common shares	$15,974	$(37,712)	$-	$(37,712)	$43,003		$6,913		$28,178

Earnings Per Share:
Basic	$0.16	$(0.34)		$(0.34)					$0.13
Diluted	$0.15	$(0.34)		$(0.34)					$0.13

Weighted-Average Shares:
Basic	102,882,723	109,898,905		109,898,905	(10,440,396)	(K)	16,100,000	(M)	218,441,232
Diluted	104,062,661	109,898,905		109,898,905	(10,440,396)	(K)	16,100,000	(M)	219,621,170

For the year ended December 31, 2020
(Dollars in thousands, except share or per share amounts)	IRT Historical	STAR Historical	Reclassifications	Pro Forma Adjustments	STAR Historical, as reclassified & adjusted	Merger Transaction Adjustments		Equity Offering Adjustments		Consolidated Pro Forma
			NOTE 3	NOTE 4				NOTE 7
REVENUE:
Rental and other property income	$211,167	$297,566	$-	$26,375	$323,941	$-		$-		$535,108
Other revenue	739	2,535	1,797	337	4,669	-		-		5,408
Total revenue	211,906	300,101	1,797	26,712	328,610	-		-		540,516
EXPENSES:
Property operating expenses	82,978	123,415	614	10,698	134,727	-		-		217,705
Property management expenses	8,494	-	15,288	-	15,288	-		-		23,782
General & administrative expenses	15,095	32,025	(15,902)	14,673	30,796	-		-		45,891
Fees to affiliates	-	30,777	-	(30,777)	-	-		-		-
Depreciation and amortization	60,687	162,979	-	10,448	173,427	(30,041)	(H)	-		204,073
Other expenses	841	(38)	-		(38)	-		-		803
Total expenses	168,095	349,158	-	5,041	354,199	(30,041)		-		492,254
Interest expense	(36,488)	(75,171)		(5,657)	(80,828)	10,717	(I)	9,532	(M)	(97,067)
Interest and other income	-	679	-	307	986	-		-		986
Equity in loss from unconsolidated joint venture	-	(3,020)	-	(115)	(3,135)	-		-		(3,135)
Fees and other income from affiliates	-	1,797	(1,797)	-	-			-		-
Loss on debt extinguishment	-	(191)	-	-	(191)	-		-		(191)
Gain on sale (loss on impairment) of real estate assets, net	7,554	9,436	-	-	9,436	-		-		16,990
Net income (loss)	14,877	(115,527)	-	16,205	(99,322)	40,758		9,532		(34,155)
(Income) loss allocated to non-controlling interests	(109)	1,438	-	(875)	563	(1,343)	(J)	(314)	(J)	(1,203)
Net Income (loss) allocable to common shares	$14,768	$(114,089)	$-	$15,330	$(98,759)	$39,415		$9,218		$(35,358)

Earnings Per Share:
Basic	$0.16	$(1.15)			$(0.99)					$(0.18)
Diluted	$0.16	$(1.15)			$(0.99)					$(0.18)

Weighted-Average Shares:
Basic	93,660,086	99,264,851			99,264,851	(9,430,161)	(K)	16,100,000	(M)	199,594,776
Diluted	94,688,440	99,264,851			99,264,851	(9,430,161)	(K)	16,100,000	(M)	199,594,776

NOTE 1: Basis of Presentation

The IRT and STAR historical financial information has been derived from, in the case of IRT, its consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and Annual Report on Form 10-K for the year ended December 31, 2020, and, in the case of STAR, its consolidated financial statements for the quarter ended September 30, 2021, included as Exhibit 99.1 to this Form 8-K and its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020. Certain of STAR’s historical amounts have been reclassified to conform to IRT’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with IRT’s and STAR’s historical consolidated financial statements and the notes thereto. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers and the IRT Common Stock Sale as if they had been completed on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give effect to the Mergers and the IRT Common Stock Sale as if they had occurred on January 1, 2020.

The historical financial statements of IRT and STAR have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Mergers under GAAP, as described in Note 5, “Merger Adjustments” and the IRT Common Stock Sale under GAAP, as described in Note 7, “Equity Offering Adjustments”. The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with IRT as the acquiror of STAR. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of IRT based upon IRT management’s preliminary estimate of their fair values as of September 30, 2021. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Mergers and which is anticipated to occur during the fourth quarter of 2021, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Mergers. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Mergers and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Mergers could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of IRT, after giving pro forma effect to (i) the Mergers, which include the issuance of shares of IRT common stock to STAR stockholders at the Exchange Ratio and the issuance of IRT OP Units to STAR common unitholders at the Exchange Ratio and the assumption of STAR’s outstanding debt and (ii) the IRT Common Stock Sale and application of net proceeds therefrom to repay debt.

The Mergers and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. In the opinion of IRT’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the overall financial position or results of operations of the combined company that would have occurred if the Mergers and the IRT Common Stock Sale had been completed on the dates indicated, nor are they indicative of the overall financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the IRT Quarterly Report on Form 10-Q filed on October 29, 2021.

NOTE 2: Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in IRT’s audited consolidated financial statements as of and for the year ended December 31, 2020 and IRT’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2021. IRT’s management has determined that there were no significant accounting policy differences between IRT and STAR and, therefore, no adjustments are necessary to conform STAR’s financial statements to the accounting policies used by IRT in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

As part of the application of ASC 805, IRT will conduct a more detailed review of STAR’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of STAR’s results of operations or reclassification or adjustment of assets or liabilities to conform to IRT’s accounting policies and classifications. Therefore, IRT may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after consummation of the Mergers.

NOTE 3: Reclassification Adjustments

The STAR historical financial statement line items or portions of line items have been reclassified as indicated in the “Reclassifications” column to conform to IRT presentation of these unaudited pro forma condensed combined financial statements. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, or net income allocable to common shares of STAR.

NOTE 4: Pro Forma Adjustments to STAR’s 2020 Statement of Operations

STAR’s 2020 historical statement of operations has been adjusted to reflect the following transactions that impacted STAR’s 2020 statement of operations.

REIT Mergers

On March 6, 2020, two affiliated REITs merged with and into STAR (the “STAR REIT Mergers”), with STAR remaining as the surviving entity.  Through the STAR REIT mergers, STAR acquired 36 multifamily properties with 10,166 apartment homes and a 10% interest in one unconsolidated joint venture that owned 20 multifamily properties with a total of 4,584 apartment homes. The Pro Forma Adjustments made with respect to this transaction include increasing STAR’s historical 2020 revenues, operating expenses, depreciation and amortization, and interest expense as if the properties acquired on March 6, 2020 as part of the STAR REIT Mergers had been owned by STAR as of January 1, 2020.

Internalization Transaction

On August 31, 2020, STAR and related entities entered into a series of transactions and agreements, which resulted in the internalization of STAR’s external management functions (the “Internalization Transaction”). Prior to the closing of the Internalization Transaction, STAR had been externally managed and had therefore, incurred property management, asset management, and other fees and reimbursements.  The Pro Forma Adjustments made with respect to this transaction include eliminating all external management fees included within the caption “Fees to affiliates” and increasing general and administrative expenses for the internal costs STAR would have incurred if the Internalization Transaction had occurred as of January 1, 2020.

In addition, any one-time costs associated with the two transactions above have been deducted from historical general and administrative expenses. These pro forma adjustments to STAR’s 2020 statement of operations are intended to align with how STAR’s business currently operates and how it is expected to continue to operate as part of the combined company.

NOTE 5: Preliminary Purchase Price Allocation

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to STAR’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $4.6 billion with $2.4 billion of consideration transferred. The calculation of the estimated preliminary purchase price related to the Mergers is as follows (in thousands, except share and per share data):

Amount
Estimated shares of STAR common stock and STAR OP units to be exchanged (a)	117,293,205
Exchange Ratio	0.905
Estimated shares of IRT common stock and IRT OP common units to be issued	106,150,351
Closing stock price of IRT on October 25, 2021	22.34
Estimated fair value of IRT common stock and IRT OP units to be issued to former holders of STAR common stock and STAR OP common units (b) -- Consideration transferred	$2,371,399
Preliminary fair value of STAR mortgages payable and notes payable assumed by IRT	2,216,749
Total estimated preliminary purchase price	$4,588,148

(a)Includes 110,188,806 shares of STAR common stock outstanding as of September 30, 2021 and 7,104,399 STAR OP common units outstanding as of September 30, 2021. Under the Merger Agreement, these shares and units are to be automatically converted to IRT common stock and IRT OP common units, as applicable, at the Exchange Ratio.

(b)The estimated fair value of IRT common stock and IRT OP common units to be issued to former holders of STAR common stock and STAR OP common units is based upon the per share closing price of IRT’s common stock on October 25, 2021, the most recent date practicable in the preparation of these unaudited pro forma condensed combined financial statements, which was $22.34, multiplied by the estimated number of shares of IRT common stock and IRT OP common units to be issued.

The actual value of the IRT common stock and IRT OP common units to be issued in the Mergers will depend on the market price of shares of IRT’s common stock at the closing date of the Mergers, and therefore, the actual purchase price will fluctuate with the market price of IRT common stock until the Mergers are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in IRT’s common stock price would change the purchase price by approximately $237 million, which would be recorded as an adjustment to the fair value of the net assets acquired, including goodwill as applicable.

The outstanding number of shares of STAR common stock and the outstanding number of STAR OP common units may change prior to the closing of the Mergers due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding STAR equity-based awards and any grants of new STAR equity-based awards. These changes are not expected to have a material impact on the unaudited pro forma condensed combined financial statements.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on IRT management’s preliminary estimate of their respective fair values as of September 30, 2021 (in thousands):

Fair Value
Assets:
Real estate held for investment	$4,446,093
Real estate held for development	34,871
Cash and cash equivalents	122,108
Restricted cash	38,360
Other assets	35,230
Total assets acquired	4,676,662
Liabilities:
Preliminary fair value estimate of STAR debt assumed	2,216,749
AP and accrued expenses	71,451
Dividend payable	5,062
Other liabilities	12,001
Total liabilities assumed	2,305,263
Estimated preliminary fair value of net assets acquired	2,371,399
Goodwill (Bargain purchase gain)	$-

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the assumed consummation date of the Mergers that has been prepared by IRT management. For the preliminary estimate of fair values of assets acquired and liabilities assumed of STAR, IRT used publicly available benchmarking information as well as a variety of other assumptions, including expectations for future cash flow generated by STAR properties, cap rates, and interest rates. The final allocation is dependent upon certain valuation analyses that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., premiums) of mortgages payable and notes payable to be assumed in the Mergers, all of which are based on IRT’s historical experience with similar assets and liabilities. In determining the estimated fair value of STAR’s tangible assets, IRT utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, and tenant improvements, and lease intangible assets and liabilities were based on estimates considering IRT’s, STAR’s and other portfolios with similar property characteristics.

The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Mergers and will be completed after the Mergers are consummated. These final fair values will be determined based on IRT’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (3) apartment community profitability metrics and/or (4) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Mergers. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Mergers due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

NOTE 6: Merger Adjustments

Balance Sheet

The following notes explain each pro forma adjustment on the unaudited pro forma condensed combined balance sheet as of September 30, 2021 assuming the Mergers had occurred on September 30, 2021.

(A)– To record the STAR real estate assets at fair value.  We estimated fair value by using a cap rate approach using the underlying properties' net operating income and cap rate ranges between 4.0% and 4.6%.

(B)–  To remove the historical accumulated depreciation of STAR prior to the Mergers.

(C)– To eliminate historical goodwill and intangible assets of STAR and record the new value of such assets based on their preliminary fair value.

(D)– To record the STAR indebtedness at fair value based upon the preliminary valuation of these liabilities. The preliminary fair value of indebtedness has been estimated using a discounted cash flow analysis using estimates of observable market interest rates.

(E)– "Accounts payable and accrued expenses" and "Retained earnings (accumulated deficit)" were adjusted for estimated remaining merger transaction costs anticipated to be paid by IRT and STAR prior to, or concurrent with, the closing of the Mergers of approximately $34.4 million consisting primarily of fees for investment bankers and legal, accounting, and tax advisors. Estimated costs are based on each party’s best estimate of its remaining fees as provided to IRT and STAR.

(F)– To eliminate the historical equity of STAR and to record the issuance of shares of IRT common stock and IRT OP common units in the Mergers.  As described in Note 5, the fair value of IRT common stock and IRT OP common units to be issued to former holders of STAR common stock and STAR OP common units is based on the per share closing price of IRT common stock of $22.34 on October 25, 2021.

(G)– To eliminate the historical non-controlling interest of STAR and to record the issuance of IRT OP common units in conjunction with the Mergers.  As described in Note 5, the fair value of IRT OP common units to be issued in the Mergers is based on the per share closing price of IRT common stock of $22.34 on October 25, 2021.

Statements of Operations

The following notes explain each pro forma adjustment on the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 assuming the Mergers had occurred on January 1, 2020.

(H)– To eliminate STAR's historical depreciation and amortization expense and to recognize depreciation and amortization expense based on the fair value the STAR’s tangible and intangible assets acquired as described above. Given different useful life assumptions and timing of the amortization of intangible assets, pro forma depreciation and amortization are expected to be lower than STAR’s historical depreciation and amortization.

(I)– To adjust interest expense for the amortization of the fair market value adjustment recorded with respect to STAR's indebtedness as described in adjustment (D) above.

(J)– To adjust income (loss) allocated to non-controlling interests for the common unitholders’ combined ownership percentage of 3.3% in the consolidated results of the Combined Company.

(K)- To adjust historical weighted average basic and diluted shares for the IRT stock issued to STAR stockholders in accordance with the Exchange Ratio set forth in the Merger Agreement.

(L)– To eliminate non-recurring merger transaction costs included in the historical financial statements of IRT and STAR.

NOTE 7: Equity Offering Adjustments

On July 26, 2021, IRT commenced an offering (the “IRT Common Stock Offering”) of shares of IRT Common Stock on a forward sale basis, and on July 27, 2021, IRT and IRT OP entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and BMO Capital Markets Corp., as representatives of the several underwriters named therein (collectively, the

“Underwriters”), BMO Capital Markets Corp., in its capacity as agent (in such capacity, the “Forward Seller”) for Bank of Montreal, as forward counterparty (the “Forward Counterparty”) and the Forward Counterparty relating to the sale, on a forward basis, of an aggregate of 16,100,000 shares of IRT Common Stock at a price to the Underwriters of $17.04 per share. The IRT Common Stock Offering closed on July 30, 2021. IRT did not initially receive any proceeds from the sale of shares of IRT Common Stock by the Forward Seller to the Underwriters.

In connection with the IRT Common Stock Offering, IRT entered into forward sale agreements with the Forward Seller and Forward Counterparty (collectively, the “Forward Sale Agreements”). In connection with the Forward Sale Agreements, the Forward Seller (or its affiliate) borrowed from third parties and sold to the Underwriters an aggregate of 16,100,000 shares of IRT Common Stock that were sold in the IRT Common Stock Offering. IRT expects to physically settle the Forward Sale Agreements and receive proceeds, subject to certain adjustments, from the sale of those shares upon one or more such physical settlements no later than July 30, 2022, the scheduled maturity date of the Forward Sale Agreements. Although IRT expects to settle the Forward Sale Agreements entirely by the physical delivery of shares of IRT Common Stock for cash proceeds, IRT may also elect to cash or net share settle all or a portion of its obligations under the Forward Sale Agreements, in which case, IRT may receive, or it may owe, cash or shares of IRT Common Stock from or to the Forward Seller. The Forward Sale Agreements provide for an initial forward sale price of $17.04 per share, subject to certain adjustments pursuant to the terms of the Forward Sale Agreements. The Forward Sale Agreements are subject to early termination or settlement under certain circumstances. IRT intends to use substantially all of the net proceeds from the full physical settlement of the Forward Sale Agreements to repay indebtedness, including, potentially, indebtedness that IRT will assume upon consummation of the Mergers, and to use the balance of the net proceeds for general working capital, including to pay fees and expenses that IRT has incurred and will continue to incur in connection with the Mergers. If the pending Mergers are not consummated for any reason, IRT will have broad discretion to use the net proceeds of the IRT Common Stock Offering for general business purposes, including other acquisitions and repayment of indebtedness.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of IRT, after giving pro forma effect to the IRT Common Stock Offering, assuming full physical settlement of the Forward Sale Agreements and application of all proceeds received to repay indebtedness. As indicated by note (M) in the unaudited pro forma financial statements, common stock, additional paid in capital, indebtedness, and interest expense have been adjusted assuming the net proceeds of the IRT Common Stock Offering of $272.4 million are used to repay indebtedness and IRT realizes interest expense savings at an estimated weighted average interest rate of 3.5% in connection with such repayments.